FORM 4
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person  | 2. Issuer Name and Ticker or Trading
Siegel      Herbert               J.     |    Symbol
(Last)      (First)             (Middle) |
                                         |    Chris-Craft Industries, Inc.
    767 Fifth Avenue, 46th Floor         |    (CCN)
             (Street)                    | ------------------------------------
                                         | 3. IRS or Social Security Number of
New York         NY               10153  |    Reporting Person (Voluntary)
(City)        (State)             (Zip)  |
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4. Statement of Month/Year | 5. If Amendment, Date of Original (Month/Year)
                           |
   03/99                   |
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6. Relationship of Reporting        | 7. Individual or Joint/Group Filing
   Person to Issuer                 |
   (Check all applicable)           |  x  Form filed by one Reporting Person
                                    | ---
   x  Director         x  10% Owner |
  ---                 ---           | --- Form filed by more than one
   x  Officer (give       Other     |     Reporting Person
  --- title below)    --- (specify  |
                          below)    |
        Chairman and President      |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
   (Inst.3)                Date              Code               Acquired (A)       Securities          Form:           Indirect
                          (Month/Day/Year)   (Instr. 8)         or Disposed        Beneficially        Direct (D) or   Beneficial
                                                               of (D) (Instr.      Owned at End        Indirect (I)    Ownership
                                             Code   V           3,4, and 5)        of Month            (Instr. 4)      (Instr. 4)
                                                                                   (Instr. 3 and 4)
                                                            Amount    (A)  Price
                                                                       or
                                                                      (D)
Common Stock              01/22/99           G       V      100       D    --
Common Stock              03/01/99           G       V      100       D    --                          D
Common Stock              03/19/99           G       V      100       D    --       55302              D

---------------------------------------------------------------------------------------------------------------------------------

FORM  4 (Continued)         Table II-Derivative Securities Acquired, Disposed
                                    of, or Beneficially Owned (e.g. puts,
                                    calls, warrants, options, convertible
                                    securities)

 1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
    Derivative         Exercise Price       Date           Code (Instr.    Derivative         Exercisable
    Security           of Derivative        (Month/        8)              Securities         and Expiration
    (Instr.3)          Security             Day/Year)                      Acquired (A)       Date
                                                                           or Disposed        (Month/Day/Year)
                                                                           (D) (Instr.3,
                                                                           4 and 5)

                                                                          (A)      (D)        Date      Expiration



7.Title and           8.Price of             9.Number of            10.Ownership     11.Nature
  Amount of             Derivative             Derivative              Form of          of
  Underlying            Security               Securities              Derivative       Indirect
  Securities            (Instr. 5)             Beneficially            Security:        Beneficial
  (Instr.3                                     Owned at End            Direct (D)       Ownership
  and 4)                                       of Month                or               (Instr.4)
                                               (Instr.4)               Indirect (I)
                                                                       (Instr.4)
Title       Number
            of Shares



Explanation of Responses:


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**Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


       /s/Herbert J. Siegel                     April 6, 1999
-------------------------------------        -----------------
   **Signature of Reporting Person                  Date